UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/14/2006

PORTER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33033

Kentucky	61-1142247
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2500 Eastpoint Parkway
Louisville, KY 40223
(Address of principal executive offices, including zip code)

502-499-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On December 14, 2006, Porter Bancorp, Inc. issued a press release announcing the declaration of a cash dividend of $.20 per share of common stock for the fourth quarter of 2006 and the authorization of the repurchase of shares of common stock of Porter Bancorp. This press release is furnished as Exhibit 99.1 to this Form 8-K.
On December 18, 2006, Porter completed its refinancing of $14 million of trust preferred securities. Three wholly owned trust subsidiaries of Porter (Porter Statutory Trust I, BBA Statutory Trust I and Ascencia Statutory Trust I) redeemed a total of $14 million of floating rate trust preferred securities. These floating rate trust preferred securities were subject to a quarterly distribution at a floating rate equal to the three-month LIBOR plus 3.60% per annum. The floating rate trust preferred securities were redeemed at their $1,000 liquidation amount, plus all accrued and unpaid distributions per security to the redemption date.

The redemption of the trust preferred securities was funded with the proceeds of a private placement of $14 million in aggregate principal amount of trust preferred securities on December 14, 2006. The newly issued trust preferred securities were issued by Porter Statutory Trust IV, a newly formed trust subsidiary of Porter. The new trust preferred securities mature on March 1, 2037, are redeemable at Porter's option beginning after five years, and require quarterly distributions at a floating rate equal to three-month LIBOR plus 1.67% per annum. Porter Statutory Trust IV simultaneously issued all of its common securities to Porter for a purchase price of $433,000. The Trust used the proceeds from the sale of the trust preferred securities and common securities to purchase junior subordinated deferrable interest notes due 2037 of Porter. The terms of the Porter debentures are substantially the same as the terms of the trust preferred securities. The interest payments by Porter will be used by the Trust to pay the quarterly distributions to the holders of the trust preferred securities. Porter also guaranteed the payment of distributions and payments on liquidation or redemption of the trust preferred securities. The obligations of Porter under the Guarantee are subordinate to all of the Company's senior debt.

In connection with the redemption, Porter will write off approximately $280,000 of unamortized issuance costs during the fourth quarter. Given the current interest rate environment, expected annual interest expense savings arising from the redemption should offset the write-off. Porter issued a press release announcing the refinancing of the trust preferred securities on December 19, 2006. This press release is furnished as Exhibit 99.2 to this Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(a) through (c)        Not applicable
(d) Exhibits
Exhibit No.        Description
99.1        News Release issued by Porter Bancorp Inc. on December 14, 2006, regarding the declaration of a cash dividend and repurchase of common stock.

99.2        News Release issued by Porter Bancorp Inc. on December 19, 2006, regarding the refinancing of trust preferred securities.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTER BANCORP, INC.

Date: December 19, 2006	By:	/s/ Maria L. Bouvette
Maria L. Bouvette
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	News Release issued by Porter Bancorp Inc. on December 14, 2006, regarding the declaration of a cash dividend and repurchase of common stock.
EX-99.2	News Release issued by Porter Bancorp, Inc. on December 19, 2006, regarding the refinancing of trust preferred securities.